EXHIBIT 14.2

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference into the Registration Statement on Form S-8 dated October 21, 2002, of Pacific Rim Mining Corp. (the "Company"), of our report dated January 11, 2002, relating to the audited consolidated statements of loss and cash flows of the Company (formerly Dayton Mining Corporation) for the year ended December 31, 2001, which appear in the Annual Report on Form 20-F of the Company filed for the fiscal year ended April 30, 2004.

“PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, B.C. Canada
April 19, 2005